EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) dated as of January 1st, 2010 (the “Effective Date”), is by and between InovaChem, Inc., a Delaware corporation (the “Company”), and Eric Takamura (the “Executive”).

WITNESSETH:

WHEREAS, the Company desires to employ the Executive as the Company’s Executive Chairman of the Board of Directors of the Company (“Executive Chairman”), Chief Operating Officer (“CEO”),and the Executive desires to serve as the Executive Chairman and CEO on the terms and conditions contained herein; and

WHEREAS, the Company desires to compensate the Executive for a minimum of a three (3) year term at an annual base salary of $180,000, plus the issuance of an options to purchase nine hundred thousand (900,000) shares of common stock of the Company through its stock option plan;

NOW THEREFORE, in consideration of the mutual benefits to be derived from this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive hereby agree as follows:

1.	Term of Employment; Office and Duties.

(a)           Commencing on the Effective Date (the “Employment Date”), and for an initial term ending on January 1st, 2013 (the “Initial Term”), the Company shall employ the Executive as a senior executive of the Company with the title of Executive Chairman and CEO, the Executive shall perform all duties and responsibilities which are consistent with the positions and such additional duties and responsibilities consistent with such positions as may from time to time be assigned to the Executive by the Board of Directors. Executive agrees to perform such duties and discharge such responsibilities in accordance with the terms of this Agreement. This Agreement shall be automatically renewed for an additional one (1) year term (the “Renewal Period”) unless terminated by either party by written notice to the other party at least ninety (90) days prior to the expiration of the Agreement. The Initial Term and any Renewal Period that has commenced shall be collectively referred to herein as the “Term” in effect as of the relevant time.

2.	Compensation and Benefits.

For all services rendered by the Executive in any capacity during the period of Executive’s employment by the Company, including without limitation, services as an executive officer of the Company or any subsidiary, affiliate or division thereof, from and after the Effective Date, the Executive shall be compensated as follows:

(a)           Base Salary. The Company shall pay the Executive a fixed salary (“Base Salary”) at a rate of one hundred and eighty thousand US Dollars (US $180,000) per year. The Board of Directors may periodically review the Executive’s Base Salary and may determine to increase (but not decrease) the Executive’s salary, in accordance with such policies as the Company may hereafter adopt from time to time, if it deems appropriate.

(b)           Signing Bonus. The Company shall pay to the Executive a signing bonus of $30,000 within ten days of the execution of this contract.

(c)           Bonus. Executive shall be entitled to receive an annual bonus in the sole and absolute discretion of the Board of Directors of the Company. The Company anticipates that said bonus would be for 100% of the Executive’s base salary.

(d)           Fringe Benefits, Option Grants and Miscellaneous Employment Matters.

(i)           The Executive shall be entitled to participate in such disability, health and life insurance and other fringe benefit plans or programs offered to all employees of the Company, as well as to the key executive employees of Company, including a Section 401(k) and retirement plan of the Company as may be established from time to time by the Board of Directors, subject to the rules and regulations applicable thereto. In addition, the Executive shall be entitled to the following benefits:

(ii)          Contemporaneous with the execution of this Employment Agreement, the Executive is to receive a grant (the “Stock Option Grant”), pursuant to the 2010 Stock Option Plan it intends to adopt, of stock options (the “Stock Options”) to purchase one nine hundred thousand (900,000) shares at an exercise price of $0.45 per share. The Stock Options shall have a term of ten (10) years, shall become exercisable when vested, and shall vest pro rata in 24 equal monthly installments (1/24th each at the end of each fiscal month), with the first installment vesting on the Effective Date. In the event a Change of Control (as set forth in Rule 405 of the Securities Act of 1933), or sale of substantially all of the assets of the Company or the merger out of existence of the Company should occur all options will be vested immediately . The Executive shall be eligible for additional Stock Option Grants as the Company may establish from time to time with respect to periods during which he is employed by the Company. Notwithstanding the foregoing, the Stock Options shall terminate immediately following a termination of the Executive for “Cause” and upon 180 days upon the voluntary termination of service by the Executive that is not for “Good Reason.”

(e)           Withholding and Employment Tax. Payment of all compensation hereunder shall be subject to customary withholding tax and other employment taxes as may be required with respect to compensation paid by an employer/corporation to an employee.

(f)           Paid Leave. During the Term, the Executive shall be entitled to five (5) weeks of Paid Time Off (PTO) per year as may be provided by the Company in accordance with the most favorable plans, policies, programs and practices of the Company. Planned PTO (for example, vacation) shall be taken at such times and intervals as shall be determined mutually by the Executive and the Company. Up to two (3) weeks of accrued, unused PTO may be carried over from year to year during the Term, up to a limit of 4 weeks in addition to Term’s entitled PTO. In the event of the termination of the Executive’s employment without Cause, the Executive shall be entitled to cash compensation for PTO not used as of the effective date of termination to the extent that such PTO has been accrued during the calendar year in which such termination occurs. The Executive will entitled to paid holiday in accordance with policies applicable to all full-time regular employees in accordance with the then current policies of the Company.

3.	Business Expenses.

The Company shall pay or reimburse all reasonable travel and entertainment expenses incurred by the Executive in connection with the performance of his duties under this Agreement, including travel to offices and facilities in the United States and abroad, reimbursement for attending out-of-town meetings of the Board of Directors, and such other travel as may be required or appropriate in Executive’s discretion, consistent with duly approved Company budgets, to fulfill the responsibilities of his office, all in accordance with such policies and procedures as the Company may from time to time establish for senior officers and as required to preserve any deductions for federal income taxation purposes to which the Company may be entitled and subject to the Company’s normal requirements with respect to reporting and documentation of such expenses. The Company shall also pay or reimburse Executive for all membership fees and dues in appropriate professional associations and organizations utilized by Executive in the course of his service for the Company, as well as all expenses incurred by the Executive for Executive’s cellular telephone and portable text messaging including monthly service charges, equipment maintenance and all other ancillary charges including, but not limited to, text messaging, paging, and wireless communications.

4.	Termination of Employment.

Notwithstanding any other provision of this Agreement, Executive’s employment with the Company may be terminated upon written notice to the other party as follows:

(a)           By the Company, in the event of the Executive’s death or Disability (as hereinafter defined) or for Cause (as hereinafter defined). For purposes of this Agreement, “Cause” shall mean either: (i) the indictment of, or the bringing of formal charges against Executive on charges involving criminal fraud or embezzlement; (ii) the indictment of, or the brining of formal charges against Executive of a crime involving an act or acts of dishonesty, fraud or moral turpitude by the Executive, which act or acts constitute a felony; (iii) Executive negligently or knowingly having caused the Company to violate the Company’s Bylaws or other policies; (iv) Executive having committed acts or omissions constituting gross negligence or willful misconduct with respect to the Company, including with respect to any valid contract to which the Company is a party; (v) Executive having committed acts or omissions constituting a breach of Executive’s duty of loyalty or fiduciary duty to the Company or any material act of dishonesty or fraud with respect to the Company which are not cured or substantially cured to the satisfaction of the Board of Directors of the Company in a reasonable time, which time shall be at least 5 days from receipt of written notice from the Company of such material breach; (vi) Executive having committed acts or omissions constituting a material breach of this Agreement which are not cured or substantially cured to the satisfaction of the Board of Directors of the Company in a reasonable time, which time shall be at least 5 days from receipt of written notice from the Company setting forth with specificity the particulars of any such material breach as well as the corrective actions required. A determination that Cause exists as defined in clauses (iv), (v), or (vi) (as to this Agreement) of the preceding sentence shall be made by at least a majority of the members of the Board of Directors. For purposes of this Agreement, “Disability” shall mean the inability of Executive, in the reasonable judgment of a physician jointly appointed by the Executive and Board of Directors, to perform, even with reasonable accommodation, his duties of employment for the Company or any of its subsidiaries because of any physical or mental disability or incapacity, where such disability shall exist for an aggregate period of more than 30 days in any 365-day period. The Company shall by written notice to the Executive specify the event relied upon for termination pursuant to this Section 4(a), and Executive’s employment hereunder shall be deemed terminated as of the date of such notice. In the event of any termination under this Subsection 4(a), the Company shall pay all amounts then due to the Executive under Section 2 (a) of this Agreement for any portion of the payroll period worked but for which payment had not yet been made up to the date of termination, and, if such termination was for Cause, the Company shall have no further obligations to Executive under this Agreement, and any and all options granted hereunder shall terminate according to their terms; provided, however, that in the event of a termination for Cause pursuant to clause (vi) above, the Company shall continue to pay to Executive the Base Salary (at a monthly rate equal to the rate in effect immediately prior to such termination) for nine (9) months from the date of termination, when, as and if such payments would have been made in the absence of Executive’s termination and any and all options granted hereunder shall terminate according to their terms.

(b)           By the Company, in the absence of Cause, for any reason and in its sole and absolute discretion, provided that in such event the Company shall, as liquidated damages or severance pay, or both, continue to pay to Executive the Base Salary (at a monthly rate equal to the rate in effect immediately prior to such termination) for the longer of (x) the remaining Term or (y) twelve (12) months from the date of termination (the “Termination Payments”), when, as and if such payments would have been made in the absence of Executive’s termination. The Termination Payments shall be made regardless of Executive’s subsequent re-employment as long as any new employment is not in violation of Sections 5 or 6 of this Agreement.

(c)           By the Executive for “Good Reason,” (as the Executive shall reasonably determine in good faith) which shall be deemed to exist: (i) if the Company’s Board of Directors or that of any successor entity of the Company fails to appoint or reappoint the Executive or removes the Executive from the title and/or office of Executive Chairman and CEO of the Company or from any successor entity operating the Company; (ii) if Executive is assigned any duties materially inconsistent with the duties or responsibilities of the Executive Chairman of the Company as contemplated by this Agreement or any other action by the Company that results in a material diminution in such position, authority, duties, or responsibilities, excluding an isolated, insubstantial, and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Executive (but not excluding changes resulting from a sale of the Company, whether by merger, tender offer or otherwise) provided that Executive shall act within 30 days of becoming aware of any such diminution in the scope of his duties, responsibilities, authority or position; (iii) if the Company shall breach or shall have continued to fail to comply with any material provision of this Agreement after a 30-day period to cure (if such failure is curable) following written notice to the Company of such non-compliance; or (iv) upon a change in control of the Company or within twelve (12) months of any such change in control (for these purposes the term “change in control” shall have the meaning set forth in Rule 405 of the Securities Act of 1933), or within twelve (12) months of a sale of substantially all of the assets of the Company or the merger out of existence of the Company. In the event of any termination for “Good Reason” under this Section 4(c), the Company shall, as liquidated damages or severance pay, or both, pay the Termination Payments, as defined in (b) of this Section 4, to Executive, when, as and if such payments would have been made in the absence of Executive’s termination.

(d)           During any period in which Executive is obligated not to compete with the Company pursuant to Section 5 hereof (unless Executive was terminated for Cause as defined herein), Executive and his family shall continue to be covered by the Company’s life, medical, health and death plans. Such coverage shall be at the Company’s expense to the same extent as if Executive were still employed by the Company. In the event of a termination pursuant to Sections 4(b) or 4(c), the Company shall provide to Executive the pro-rata share of his annual bonus, to the extent one is awarded by the Compensation Committee the consideration of which shall be taken in good faith, giving a full month’s credit for any partial month worked in that bonus year. Additionally, in the event of a termination pursuant to Sections 4(b) or 4(c), the Company shall provide to Executive, at the Company’s expense, outplacement services of a nature customarily provided to a senior executive. Notwithstanding the foregoing, the obligations of the Company pursuant to this Section 4(d) shall remain in effect no longer than the term of the Termination Payments.

(e)           In the event that any amounts payable and/or any benefits provided to the Executive under the terms of this Agreement and/or under any other plan, agreement or arrangement by which he is to receive payments or benefits in the nature of compensation would constitute “excess parachute payments” as that term is defined for purposes of Section 280G of the Internal Revenue Code of 1986, as amended (“Code”) and Treasury Regulations promulgated pursuant thereto, then the amounts payable under the terms of this Agreement and/or under any other plan, agreement or arrangement shall be reduced so that no payments are deemed “excess parachute payments.” Any decisions regarding this requirement or implementation of reductions shall be made by tax counsel selected by the Company.

(f)           If any payment to Executive under the terms of this Agreement is determined to constitute a payment of nonqualified deferred compensation for purposes of Section 409A of the Code, such payment shall be delayed until the date that is six months after the date of Executive’s separation from service with the Company, so as to comply with the special rule for certain “specified employees” set forth in Code Section 409A(a)(2)(B)(i) unless it is determined that immediate distribution is permissible (and does not trigger any additional tax liability pursuant to Code Section 409A(a)(1)) pursuant to Code Section 409A(a)(2)(A)(v) by reason of being payable in connection with a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company.

(g)           The Executive agrees that as of or following the termination of the Executive’s employment for any reason or for no reason, he shall immediately resign as a member of the Company’s Board of Directors if he is a member of the Board.

5.	Non-Competition.

During the period of Executive’s employment hereunder and during the lesser period, if any, during which payments are required to be made to the Executive by the Company pursuant to Sections 4(b) or 4(c), or for a period of one year, the Executive shall not, within any state or foreign jurisdiction in which the Company or any subsidiary of the Company is then providing services or products or marketing its services or products (or engaged in active discussions to provide such services), or within a fifty (50) mile radius of any such state or foreign jurisdiction, directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any business engaged or proposed to be engaged in by the Company. Investments in less than five percent of the outstanding securities of any class of a corporation subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, shall not be prohibited by this Section 5. The provisions of this Section 5 are subject to the provisions of Section 14 of this Agreement.

6.	Inventions and Confidential Information.

The parties hereto recognize that a major need of the Company is to preserve its specialized knowledge, trade secrets, and confidential information. The strength and good will of the Company is derived from the specialized knowledge, trade secrets, and confidential information generated from experience with the activities undertaken by the Company and its subsidiaries. The disclosure of this information and knowledge to competitors would be beneficial to them and detrimental to the Company, as would the disclosure of information about the marketing practices, pricing practices, costs, profit margins, design specifications, analytical techniques, and similar items of the Company and its subsidiaries. The Executive acknowledges that the proprietary information, observations and data obtained by him while employed by the Company concerning the business or affairs of the Company are the property of the Company. By reason of his being a senior executive of the Company, the Executive has or will have access to, and has obtained or will obtain, specialized knowledge, trade secrets and confidential information about the Company’s operations and the operations of its subsidiaries, which operations extend throughout the United States. For purposes of this Section 6, “Company” shall mean the Company, its affiliates and each of its controlled subsidiaries. Therefore, subject to the provisions of Section 14 hereof, the Executive hereby agrees as follows, recognizing that the Company is relying on these agreements in entering into this Agreement: During the period of Executive’s employment with the Company and thereafter, the Executive will not use, disclose to others, or publish or otherwise make available to any other party any inventions or any confidential business information about the affairs of the Company, including but not limited to confidential information concerning the Company’s products. “Confidential Information” shall include commercial or trade secrets about Company’s products, methods, engineering designs and standards, analytical techniques, technical information, customer information, employee information, or financial and business records, any of which contains proprietary information created or acquired by the Company and which information is held in confidence by Company. Confidential Information does not include information which: (i) becomes generally available to the public, unless said Confidential Information was disclosed in violation of a confidentiality agreement; or (ii) becomes available to Executive on a non-confidential basis from a source other than the Company or its agents, provided that such source is not bound by a confidentiality agreement with the Company.

(a)            Disclosure and Assignment. The Executive will promptly disclose in writing to the Company complete information concerning each and every invention, discovery, improvement, device, design, apparatus, practice, process, method or product pertaining to Electric Motors and the Control thereof, whether patentable or not, made, developed, perfected, devised, conceived or first reduced to practice by the Executive, either solely or in collaboration with others, during the period of his employment by the Company, whether or not during regular working hours, relating either directly or indirectly to the business of the Company, or the practices or techniques in carrying on the Company’s business (“Developments”). The Executive, to the extent that he has the legal right to do so, hereby acknowledges that any and all of the Developments regarding Electric Motors and the Control thereof are the property of the Company and hereby assigns and agrees to assign to the Company any and all of the Employee’s right, title and interest in and to any and all of the Developments during the period of his employment by the Company. At the request and expense of the Company, the Executive will confer with the Company and its representatives for the purpose of disclosing to the Company all Developments accomplished during the period of his employment by the Company, as the Company shall reasonably request during the period ending one year after termination of the Executive’s employment with the Company.

(b)           Limitation on Section 6(b). The provisions of Section 6(b) shall not apply to any Development which the Employee can demonstrate through written records meet all of the following conditions:

(i)           such Development was developed entirely on the Executive’s own time not in breach of this Agreement;

(ii)          such Development was made without the use of any Company equipment, supplies, facility or trade secret information;

(iii)         such Development does not relate (A) directly to the business of the Company or (B) to the Company’s actual or demonstrably anticipated research or development; and

(iv)         such Development does not result from any work performed by the Executive for the Company

(c)           During the period of Executive’s employment with the Company and for twelve (12) months thereafter, (a) the Executive will not directly or indirectly through another entity induce any employee, agent or representative of the Company to leave the Company’s employ or in any way interfere with the relationship between the Company and any such person or (b) tortuously interfere with the Company’s business relationship with any customer, supplier, licensee, licensor or other business relation of the Company.

7.	Indemnification.

The Company will indemnify (and advance the costs of defense of) and hold harmless the Executive (and his legal representatives) to the fullest extent permitted by the laws of the state in which the Company is incorporated, as in effect at the time of the subject act or omission, or by the Certificate of Incorporation and Bylaws of the Company, as in effect at such time or on the date of this Agreement, whichever affords greater protection to the Executive, and the Executive shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its executive officers, against all judgments, damages, liabilities, costs, charges and expenses whatsoever incurred or sustained by him or his legal representative in connection with any action, suit or proceeding to which he (or his legal representatives or other successors) may be made a party by reason of his being or having been an officer of the Company or any of its subsidiaries except that the Company shall have no obligation to indemnify Executive for liabilities resulting from conduct of the Executive with respect to which a court of competent jurisdiction has made a final determination that Executive committed gross negligence or willful misconduct.

8.	Litigation Expenses.

In the event of any litigation or other proceeding between the Company and the Executive with respect to the subject matter of this Agreement and the enforcement of the rights hereunder, the losing party shall reimburse the prevailing party for all of his/its reasonable costs and expenses relating to such litigation or other proceeding, including, without limitation, his/its reasonable attorneys’ fees and expenses.

9.	Consolidation; Merger; Sale of Assets; Change of Control.

Nothing in this Agreement shall preclude the Company from combining, consolidating or merging with or into, transferring all or substantially all of its assets to, or entering into a partnership or joint venture with, another corporation or other entity, or effecting any other kind of corporate combination provided that the corporation resulting from or surviving such combination, consolidation or merger, or to which such assets are transferred, or such partnership or joint venture assumes this Agreement and all obligations and undertakings of the Company hereunder. Upon such a consolidation, merger, transfer of assets or formation of such partnership or joint venture, this Agreement shall inure to the benefit of, be assumed by, and be binding upon such resulting or surviving transferee corporation or such partnership or joint venture, and the term “Company,” as used in this Agreement, shall mean such corporation, partnership or joint venture or other entity, and this Agreement shall continue in full force and effect and shall entitle the Executive and his heirs, beneficiaries and representatives to exactly the same compensation, benefits, perquisites, payments and other rights as would have been their entitlement had such combination, consolidation, merger, transfer of assets or formation of such partnership or joint venture not occurred.

10.	Survival of Obligations.

Sections 4, 5, 6, 7, 8, 9, 11, 12 and 14 shall survive the termination for any reason of this Agreement (whether such termination is by the Company, by the Executive, upon the expiration of this Agreement or otherwise).

11.	Executive’s Representations.

The Executive hereby represents and warrants to the Company that : (i) the execution, delivery and performance of this Agreement by the Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Executive is a party or by which he is bound, (ii) the Executive is not a party to or bound by any employment agreement, non-compete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of the Executive, enforceable in accordance with its terms. The Executive hereby acknowledges and represents that he has consulted with legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

12.	Company’s Representations.

The Company hereby represents and warrants to the Executive that (i) the execution, delivery and performance of this Agreement by the Company do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Company is a party or by which it is bound; (ii) upon the execution and delivery of this Agreement by the Executive, this Agreement shall be the valid and binding obligation of the Company, enforceable in accordance with its terms; and (iii) the Company’s representations made by the Board of Directors and members of senior management to the Executive prior to the execution of this Agreement regarding the science, business or fiscal propriety of the Company are accurate in all material respects.

13.	Enforcement.

Because the Executive’s services are unique and because the Executive has access to confidential information concerning the Company, the parties hereto agree that money damages would not be an adequate remedy for any breach of this Agreement. Therefore, in the event of a breach or threatened breach of any provision of this Agreement, the Company may, in addition to other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

Severability.

In case any one or more of the provisions or part of a provision contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall be deemed not to affect any other provision or part of a provision of this Agreement, nor shall such invalidity, illegality or unenforceability affect the validity, legality or enforceability of this Agreement or any provision or provisions hereof in any other jurisdiction; and this Agreement shall be reformed and construed in such jurisdiction as if such provision or part of a provision held to be invalid or illegal or unenforceable had never been contained herein and such provision or part reformed so that it would be valid, legal and enforceable in such jurisdiction to the maximum extent possible. In furtherance and not in limitation of the foregoing, the Company and the Executive each intend that the covenants contained in Sections 5 and 6 shall be deemed to be a series of separate covenants, one for each and every state of the United States and any foreign country set forth therein. If, in any judicial proceeding, a court shall refuse to enforce any of such separate covenants, then such unenforceable covenants shall be deemed eliminated from the provisions hereof for the purpose of such proceedings to the extent necessary to permit the remaining separate covenants to be enforced in such proceedings. If, in any judicial proceeding, a court shall refuse to enforce any one or more of such separate covenants because the total time, scope or area thereof is deemed to be excessive or unreasonable, then it is the intent of the parties hereto that such covenants, which would otherwise be unenforceable due to such excessive or unreasonable period of time, scope or area, be enforced for such lesser period of time, scope or area as shall be deemed reasonable and not excessive by such court.

14.	Entire Agreement: Amendment.

This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the matters covered hereby and supersedes any prior agreement or understanding. This Agreement may not be amended, waived, changed, modified or discharged except by an instrument in writing executed by or on behalf of the party against whom enforcement of any amendment, waiver, change, modification or discharge is sought. No course of conduct or dealing shall be construed to modify, amend or otherwise affect any of the provisions hereof.

15.	Notices.

All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given: if physically delivered, upon delivery; if delivered by express mail or other expedited service, upon delivery; or if mailed, postage prepaid, via certified mail, return receipt requested, upon receipt; addressed as follows:

(a)	To the Company:	(b)	To the Executive:

	c/o NuGen Mobility		Eric Takamura
	44645 Guilford Road, #201		622 A Street NE

	Ashburn, VA 20147		Washington, DC 20002

and / or to such other persons and addresses as any party shall have specified in writing to the other pursuant to this provision.

16.	Assignability.

This Agreement shall not be assignable by either party and shall be binding upon, and shall inure to the benefit of, the heirs, executors, administrators, legal representatives, successors and assigns of the parties. In the event that all or substantially all of the business of the Company is sold or transferred, then this Agreement shall be binding on the transferee of the business of the Company whether or not this Agreement is expressly assigned to the transferee.

17.	Governing Law.

This Agreement shall be governed by and construed under the laws of the State of Delaware.

18.	Waiver and Further Agreement.

Any waiver of any breach of any terms or conditions of this Agreement shall not operate as a waiver of any other breach of such terms or conditions or any other term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof. Each of the parties hereto agrees to execute all such further instruments and documents and to take all such further action as the other party may reasonably require in order to effectuate the terms and purposes of this Agreement.

19.	Headings of No Effect.

The paragraph headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first above written.

COMPANY:

INOVACHEM, INC.

By:	/s/ Michael Kleinman, M.D.

Michael Kleinman, M.D., Chairman of the Compensation Committee

EXECUTIVE:

By:	/s/ Eric Takamura

Eric Takamura